Exhibit 99

CDI Corp. Provides Updated Guidance

PHILADELPHIA, Pa. ( Feb 16, 2005 )- CDI Corp. (NYSE: CDI) today announced that during its 2004 year-end closing process, it has identified significant further charges that would be recorded during the fourth quarter of 2004 in connection with items described below. These further charges will result in pre-tax earnings significantly lower than indicated in its January 6, 2005 press release.

First, the company anticipates it will incur expenses and legal fees associated with settlements and judgments of approximately $4.1 million rather than the $3.5 million to $3.8 million described in the January 6th release.

Second, the company anticipates adjustments aggregating approximately $3.2 million resulting from the write down of certain receivables and unfavorable adjustments to other balance sheet accounts. This includes the $1.3 million of adjustments described in the January 6th release.

As part of its year-end closing process, the company commenced a thorough review of its accounting practices and significant balance sheet accounts which has led to the identification of the aforementioned $3.2 million adjustment in certain receivables and adjustments to other balance sheet accounts. The review was undertaken in connection with the implementation of procedures to comply with Section 404 of the Sarbanes-Oxley Act and as part of its year-end closing process. CDI is working to complete its annual close and its independent public accountants have not completed their audit.

“We still expect to achieve fourth quarter revenue growth in line with previous estimates, but we did see pressure on direct margin in the Business Solutions Group and more significant than normal seasonal decline in permanent placement revenue at AndersElite,” said President and Chief Executive Officer Roger H. Ballou. “We continue to expect five to seven percent revenue growth in 2005.”

Company Information

CDI Corp. (NYSE: CDI) is a provider of engineering and information technology outsourcing solutions and professional staffing. Its subsidiaries include Todays Staffing, and Management Recruiters International, the world’s largest executive search and recruitment organization. Visit CDI on the web at http://www.cdicorp.com.

Safe Harbor Statement

Certain information in this news release contains forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Certain forward- looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “hopes,” “intends,” “plans,” “estimates,” or “anticipates” or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These include risks and uncertainties such as competitive market pressures, material changes in demand from larger customers, availability of labor, the company’s performance on contracts, changes in customers’ attitudes towards outsourcing, government policies or judicial decisions adverse to the staffing industry and changes in economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company assumes no obligation to update such information.

SOURCE CDI Corp.

Vincent Webb, Vice President, Corporate Communications and Marketing,

+1-215-636-1240, Vince.Webb@cdicorp.com, or Jay Stuart, Chief Financial Officer,

+1-215-636-1141, Jay.Stuart@cdicorp.com, both of CDI Corp.